Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
July 14, 2017

SECOND QUARTER 2017 RESULTS AND KEY METRICS

EARNINGS PER SHARE OF $1.28

NET INCOME OF $3.9 BILLION

REVENUES OF $17.9 BILLION

RETURNED $2.2 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 29 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $77.36
TANGIBLE BOOK VALUE PER SHARE OF $67.32(6)

New York, July 14, 2017 — Citigroup Inc. today reported net income for the second quarter 2017 of $3.9 billion, or $1.28 per diluted share, on revenues of $17.9 billion. This compared to net income of $4.0 billion, or $1.24 per diluted share, on revenues of $17.5 billion for the second quarter 2016.

Revenues increased 2% from the prior year period, driven by growth in Institutional Clients Group (ICG) and Global Consumer Banking (GCB), partially offset by lower revenues in Corporate / Other. Net income of $3.9 billion decreased 3%, as the higher revenues were more than offset by higher cost of credit and operating expenses, as well as a higher effective tax rate. Earnings per share of $1.28 increased 3% from $1.24 per diluted share in the prior year period, driven by a 6% reduction in average diluted shares outstanding, partially offset by the lower net income.

In the discussion throughout the remainder of this press release, percentage comparisons are calculated for the second quarter 2017 versus the second quarter 2016, unless otherwise specified.

CEO COMMENTARY

Citi CEO Michael Corbat said, “During the quarter, we saw continued momentum in our businesses, with loan and revenue growth across both sides of the house.   Our Global Consumer Bank posted revenue growth in all three regions. Our Institutional Clients Group had a very strong quarter all-around, including its best Investment Banking performance in seven years.

“The $3.9 billion of net income helped generate additional regulatory capital.  Our Common Equity Tier 1 capital ratio grew to 13.0%, well above the 11.5% we believe we need to prudently operate the firm.   Our recently announced 2017 capital plan includes a return of $18.9 billion enabling us to reduce the amount of capital we hold. We are clearly on course to increase both the return on capital and return of capital for our shareholders,” Mr. Corbat concluded.

Citigroup ($ in millions, except as otherwise noted)	2Q’17	1Q’17	2Q’16	QoQ%	YoY%
Global Consumer Banking	8,035	7,817	7,674	3%	5%
Institutional Clients Group	9,213	9,126	8,689	1%	6%
Corporate / Other	653	1,177	1,185	(45)%	(45)%
Total Revenues	$17,901	$18,120	$17,548	(1)%	2%

Expenses	$10,506	$10,477	$10,369	—	1%

Net Credit Losses	1,710	1,709	1,616	—	6%
Credit Reserve Build / (Release)(a)	(16)	(77)	(256)	79%	94%
Provision for Benefits and Claims	23	30	49	(23)%	(53)%
Total Cost of Credit	$1,717	$1,662	$1,409	3%	22%

Income from Continuing Operations Before Taxes	$5,678	$5,981	$5,770	(5)%	(2)%
Provision for Income Taxes	1,795	1,863	1,723	(4)%	4%
Income from Continuing Operations	$3,883	$4,118	$4,047	(6)%	(4)%
Net Income (Loss) from Discontinued Operations	21	(18)	(23)	NM	NM
Non-Controlling Interest	32	10	26	NM	23%
Citigroup Net Income	$3,872	$4,090	$3,998	(5)%	(3)%

Revenues
North America	8,512	8,399	8,102	1%	5%
EMEA	2,837	2,807	2,577	1%	10%
Latin America	2,332	2,278	2,258	2%	3%
Asia	3,567	3,459	3,426	3%	4%
Corporate / Other	653	1,177	1,185	(45)%	(45)%

Income from Continuing Operations
North America	1,782	1,727	1,820	3%	(2)%
EMEA	779	855	695	(9)%	12%
Latin America	469	605	565	(22)%	(17)%
Asia	879	827	820	6%	7%
Corporate / Other	(26)	104	147	NM	NM

EOP Assets ($B)	1,864	1,821	1,819	2%	2%
EOP Loans ($B)	645	629	634	3%	2%
EOP Deposits ($B)	959	950	938	1%	2%

Common Equity Tier 1 Capital Ratio	13.0%	12.8%	12.5%
Supplementary Leverage Ratio	7.2%	7.3%	7.5%
Return on Average Common Equity	6.8%	7.4%	7.0%
Book Value per Share	$77.36	$75.81	$73.19	2%	6%
Tangible Book Value per Share	$67.32	$65.88	$63.53	2%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $17.9 billion in the second quarter 2017 increased 2%, driven by a 6% increase in ICG, as well as a 5% increase in GCB, partially offset by a 45% decrease in Corporate / Other due to the continued wind-down of legacy assets. Excluding the impact of foreign exchange translation(7), Citigroup revenues increased 3%.

Citigroup’s net income decreased to $3.9 billion in the second quarter 2017, as the higher revenues were more than offset by higher cost of credit and operating expenses, as well as a higher effective tax rate. Citigroup’s effective tax rate was 31.6% in the current quarter compared to 29.9% in the second quarter 2016.

Citigroup’s operating expenses were up slightly at $10.5 billion in the second quarter 2017. In constant dollars, operating expenses increased by 2%, as higher volume-related expenses, performance-based compensation and ongoing investments were largely offset by efficiency saves and the wind-down of legacy assets.

Citigroup’s cost of credit in the second quarter 2017 was $1.7 billion, a 22% increase, driven by an increase in net credit losses of $94 million and a net loan loss reserve release of $16 million, compared to a net release of $256 million mostly related to legacy assets in the prior year period.

Citigroup’s allowance for loan losses was $12.0 billion at quarter end, or 1.88% of total loans, compared to $12.3 billion, or 1.96% of total loans, at the end of the prior year period. Total non-accrual assets declined 19% from the prior year period to $5.1 billion. Consumer non-accrual loans declined 23% to $2.8 billion and Corporate non-accrual loans decreased 15% to $2.1 billion.

Citigroup’s end of period loans were $645 billion as of quarter end, up 2% from the prior year period. In constant dollars, Citigroup’s end of period loans also grew 2%, as 4% growth in both GCB and ICG was partially offset by the continued wind down of legacy assets in Corporate / Other.

Citigroup’s deposits were $959 billion as of quarter end, up 2%. In constant dollars, Citigroup deposits were also up 2%, as a 3% increase in both GCB and ICG was slightly offset by a decline in Corporate / Other.

Citigroup’s book value per share was $77.36 and tangible book value per share was $67.32, each at quarter end, both representing a 6% increase. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 13.0%, up from 12.5% in the prior year period, driven primarily by earnings partially offset by capital return. Citigroup’s Supplementary Leverage Ratio for the second quarter 2017 was 7.2%, down from 7.5% in the prior year period, as an increase in Total Leverage Exposure more than offset an increase in Tier 1 Capital. During the second quarter 2017, Citigroup repurchased approximately 29 million common shares and returned a total of approximately $2.2 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	2Q’17	1Q’17	2Q’16	QoQ%	YoY%
North America	4,944	4,944	4,709	—	5%
Latin America	1,290	1,151	1,236	12%	4%
Asia(a)	1,801	1,722	1,729	5%	4%
Total Revenues	$8,035	$7,817	$7,674	3%	5%

Expenses	$4,497	$4,415	$4,297	2%	5%

Net Credit Losses	1,615	1,603	1,374	1%	18%
Credit Reserve Build / (Release)(b)	124	183	31	(32)%	NM
Provision for Benefits and Claims	23	29	20	(21)%	15%
Total Cost of Credit	$1,762	$1,815	$1,425	(3)%	24%

Net Income	$1,125	$1,002	$1,284	12%	(12)%

Income from Continuing Operations
North America	670	627	815	7%	(18)%
Latin America	136	130	173	5%	(21)%
Asia(a)	323	246	297	31%	9%

Key Indicators ($B)
Retail Banking Average Loans	142	139	141	3%	1%
Retail Banking Average Deposits	307	304	297	1%	3%
Investment AUMs	153	147	140	4%	9%
Cards Average Loans	152	151	132	—	15%
Cards Purchase Sales	125	112	96	12%	31%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.0 billion increased 5%. In constant dollars, revenues also increased 5%, driven by a 5% increase in both North America GCB and international GCB.

GCB net income decreased 12% to $1.1 billion, as the higher revenues were more than offset by higher cost of credit and higher operating expenses. Operating expenses were $4.5 billion, an increase of 5% on both a reported and constant dollars basis, driven by the addition of the Costco portfolio, volume growth and continued investments, partially offset by ongoing efficiency savings.

North America GCB revenues of $4.9 billion increased 5%, as higher revenues in Citi-branded cards and Citi retail services were partially offset by lower revenues in retail banking, driven by lower mortgage revenues. Citi-branded cards revenues of $2.1 billion increased 10%, reflecting the impact of the Costco portfolio acquisition as well as modest organic growth in core portfolios, partially offset by the run-off of non-core portfolios. Citi retail services revenues of $1.6 billion increased 4%, reflecting continued loan growth and a favorable prior period comparison. Retail banking revenues declined 2% mainly due to the lower mortgage revenues.  Excluding mortgage, retail banking revenues increased 7% driven by continued growth in average loans, deposits and assets under management, as well as a benefit from higher interest rates.

North America GCB net income was $670 million, down 18%, driven by higher cost of credit and higher operating expenses, partially offset by the higher revenues. Operating expenses increased 6% to $2.6 billion, primarily driven by the addition of the Costco portfolio, volume growth and continued investments, partially offset by efficiency savings.

North America GCB cost of credit increased 27% to $1.3 billion. The net loan loss reserve build in the second quarter 2017 was $103 million, compared to a build of $56 million in the prior year period, largely supporting volume growth and the impact of changes in collections activity in cards. Net credit losses of $1.2 billion increased

24%, driven by the Costco portfolio acquisition, organic volume growth and seasoning, and the impact of changes in collections activity in the cards businesses.

International GCB revenues increased 4% to $3.1 billion. In constant dollars, revenues increased 5%. On this basis, revenues in Latin America GCB of $1.3 billion increased 8%, driven by growth in retail loans and deposits, as well as improved deposit spreads, partially offset by a modest decline in cards revenues. Revenues in Asia GCB of $1.8 billion increased 3%, driven by improvement in cards and wealth management revenues, partially offset by lower retail lending revenues.

International GCB net income decreased 3% to $455 million. In constant dollars, net income was down 2%, as the higher revenues were offset by higher credit costs and higher expenses. Operating expenses increased 3% both on a reported and constant dollars basis, versus the prior year period. Credit costs increased 15% on a reported basis and increased 18% in constant dollars. On this basis, the net loan loss reserve build was $21 million, compared to a release of $25 million in the prior year period, net credit losses increased by 5% and the net credit loss rate was 1.58% of average loans, increasing from 1.52% in the prior year period.

Institutional Clients Group ($ in millions)	2Q’17	1Q’17	2Q’16	QoQ%	YoY%
Treasury & Trade Solutions	2,065	2,075	1,999	—	3%
Investment Banking	1,486	1,214	1,215	22%	22%
Private Bank	788	744	674	6%	17%
Corporate Lending(a)	477	434	383	10%	25%
Total Banking	4,816	4,467	4,271	8%	13%
Fixed Income Markets	3,215	3,622	3,432	(11)%	(6)%
Equity Markets	691	769	776	(10)%	(11)%
Securities Services	584	543	529	8%	10%
Other	(102)	(160)	(116)	36%	12%
Total Markets & Securities Services	4,388	4,774	4,621	(8)%	(5)%
Product Revenues(a)	$9,204	$9,241	$8,892	—	4%
Gain / (Loss) on Loan Hedges	9	(115)	(203)	NM	NM
Total Revenues	$9,213	$9,126	$8,689	1%	6%

Expenses	$5,019	$4,945	$4,763	1%	5%

Net Credit Losses	71	25	141	NM	(50)%
Credit Reserve Build / (Release)(b)	16	(230)	(59)	NM	NM
Total Cost of Credit	$87	$(205)	$82	NM	6%

Net Income	$2,762	$2,996	$2,598	(8)%	6%

Revenues
North America	3,568	3,455	3,393	3%	5%
EMEA	2,837	2,807	2,577	1%	10%
Latin America	1,042	1,127	1,022	(8)%	2%
Asia	1,766	1,737	1,697	2%	4%

Income from Continuing Operations
North America	1,112	1,100	1,005	1%	11%
EMEA	779	855	695	(9)%	12%
Latin America	333	475	392	(30)%	(15)%
Asia	556	581	523	(4)%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 8.

(b) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.2 billion increased 6%, driven by growth across all Banking products, particularly Investment Banking, partially offset by a decline in Markets revenues from the prior year period.

Banking revenues of $4.8 billion increased 19% (including gain / (loss) on loan hedges)(8). Excluding gain / (loss) on loan hedges in Corporate Lending, Banking revenues increased 13%. Treasury and Trade Solutions (TTS) revenues of $2.1 billion increased 3%, reflecting continued volume growth and improved deposit spreads. Investment Banking revenues of $1.5 billion were up 22% versus the prior year period, reflecting strength in equity underwriting and advisory, as well as continued momentum in debt underwriting. Advisory revenues increased 32% to $314 million, equity underwriting revenues increased 70% to $295 million and debt underwriting revenues increased 9% to $877 million. Private Bank revenues increased 17% to $788 million, driven by loan and deposit growth, improved spreads and increased investment activity. Corporate Lending revenues of $477 million increased 25% (excluding gain / (loss) on loan hedges) reflecting lower hedging costs as well as the absence of a prior period adjustment to the residual value of a lease financing.

Markets and Securities Services revenues of $4.4 billion declined 5% as a decline in Markets revenues was partially offset by higher revenues in Securities Services. Fixed Income Markets revenues of $3.2 billion in the second quarter 2017 decreased 6% primarily reflecting lower G10 currencies revenue, given low volatility in the current quarter and the comparison to higher Brexit-related activity a year ago. Equity Markets revenues of $691 million decreased 11%, reflecting episodic activity in the prior year period, as well as low volatility in the current quarter. Securities Services revenues of $584 million increased 10% driven by growth in client volumes across the global custody business.

ICG net income of $2.8 billion increased 6%, driven by the higher revenues, partially offset by higher operating expenses. ICG operating expenses increased 5% to $5.0 billion as higher incentive compensation, investments and volume-related expenses were partially offset by efficiency saves. ICG cost of credit included net credit losses of $71 million ($141 million in the prior year period) and a net loan loss reserve build of $16 million (net loan loss reserve release of $59 million in the prior year period).

ICG average loans grew 3% to $312 billion. In constant dollars, average loans also increased 3%.

ICG end of period deposits increased 2% to $624 billion. In constant dollars, end of period deposits grew 3%.

Corporate / Other ($ in millions, except as otherwise noted)	2Q’17	1Q’17	2Q’16	QoQ%	YoY%
Revenues	$653	$1,177	$1,185	(45)%	(45)%

Expenses	$990	$1,117	$1,309	(11)%	(24)%

Net Credit Losses	24	81	101	(70)%	(76)%
Credit Reserve Build / (Release)(a)	(156)	(30)	(228)	NM	32%
Provision for Benefits and Claims	—	1	29	NM	NM
Total Cost of Credit	$(132)	$52	$(98)	NM	(35)%

Net Income / (loss)	$(15)	$92	$116	NM	NM

EOP Assets ($B)	92	95	117	(3)%	(21)%
EOP Loans ($B)	27	29	41	(9)%	(35)%
EOP Deposits ($B)	26	19	29	35%	(11)%

(a) Includes provision for unfunded lending commitments.

Corporate / Other

Corporate / Other revenues of $653 million decreased 45% from the prior year period reflecting the wind-down of legacy assets, divestiture activity and the absence of gains related to debt buybacks in the prior year period. As of the end of the second quarter 2017, Corporate / Other assets were $92 billion, 21% below the prior year period, primarily reflecting the continued wind-down of legacy assets.

Corporate / Other net loss of $15 million, compared to income of $116 million in the prior year period, reflected the lower revenues, partially offset by lower operating expenses and lower cost of credit. Corporate / Other operating expenses declined 24% to $990 million, reflecting the wind-down of legacy assets.

Corporate / Other cost of credit was a benefit of $132 million compared to a benefit of $98 million in the prior year period. Net credit losses declined 76% to $24 million, reflecting the impact of ongoing divestitures, and the provision for benefits and claims declined by $29 million to $0 reflecting the absence of insurance-related business activity. The net loan loss release was $156 million, mostly related to the legacy mortgage portfolio, as compared to a release of $228 million in the prior year period.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 12260944.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2017 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2016 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:                 Mark Costiglio                                        (212) 559-4114                                   Investors:                                                                                                            Susan Kendall                                          (212) 559-2718

Fixed Income Investors:                              Thomas Rogers                                   (212) 559-5091

Appendix A

Citigroup
($ in millions)	2Q’17	1Q’17	2Q’16
Reported Revenues	$17,901	$18,120	$17,548
Impact of FX Translation	—	130	(117)
Revenues in Constant Dollars	$17,901	$18,250	$17,431

Reported Net Income	$3,872	$4,090	$3,998
Less: Preferred Dividends	320	301	322
Net Income Available to Common Shareholders	$3,552	$3,789	$3,676

Common Share Repurchases	1,780	1,784	1,322
Common Dividends	445	445	147
Total Capital Returned to Common Shareholders	$2,225	$2,229	$1,469

Payout Ratio	63%	59%	40%

Average TCE	$182,404	$180,210	$184,130
Less: Average net DTAs excluded from CET1 Capital	28,448	28,959	28,503
Average TCE, ex. net DTAs excluded from CET1 Capital	$153,956	$151,251	$155,627

RoTCE	7.8%	8.5%	8.0%

RoTCE ex. net DTAs excluded from CET1 Capital	9.3%	10.2%	9.5%

Note:      Totals may not sum due to rounding.

Appendix B

Citigroup
($ in billions)	2Q’17	1Q’17	2Q’16
Reported EOP Loans	$645	$629	$634
Impact of FX Translation	—	3	1
EOP Loans in Constant Dollars	$645	$632	$635

Reported EOP Deposits	$959	$950	$938
Impact of FX Translation	—	7	1
EOP Deposits in Constant Dollars	$959	$957	$939

Note:      Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	2Q’17	1Q’17	2Q’16
Reported EOP Loans	$299	$291	$285
Impact of FX Translation	—	1	1
EOP Loans in Constant Dollars	$299	$292	$286

Reported EOP Deposits	$309	$311	$300
Impact of FX Translation	—	2	1
EOP Deposits in Constant Dollars	$309	$313	$301

Note:      Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	2Q’17	1Q’17	2Q’16
Reported Average Loans	$312	$302	$304
Impact of FX Translation	—	1	(2)
Average Loans in Constant Dollars	$312	$303	$302

Reported EOP Deposits	$624	$620	$609
Impact of FX Translation	—	5	(0)
EOP Deposits in Constant Dollars	$624	$625	$608

Note:      Totals may not sum due to rounding.

Appendix B (Cont.)

International Consumer Banking
($ in millions)	2Q’17	1Q’17	2Q’16
Reported Revenues	$3,091	$2,873	$2,965
Impact of FX Translation	—	88	(23)
Revenues in Constant Dollars	$3,091	$2,961	$2,942

Reported Expenses	$1,920	$1,839	$1,871
Impact of FX Translation	—	46	(9)
Expenses in Constant Dollars	$1,920	$1,885	$1,862

Reported Credit Costs	$470	$460	$407
Impact of FX Translation	—	21	(7)
Credit Costs in Constant Dollars	$470	$481	$400

Reported Net Income	$455	$375	$468
Impact of FX Translation	—	13	(6)
Net Income in Constant Dollars	$455	$388	$462

Note:      Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	2Q’17	1Q’17	2Q’16
Reported Revenues	$1,290	$1,151	$1,236
Impact of FX Translation	—	74	(37)
Revenues in Constant Dollars	$1,290	$1,225	$1,199

Reported Expenses	$735	$659	$725
Impact of FX Translation	—	35	(18)
Expenses in Constant Dollars	$735	$694	$707

Note:      Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	2Q’17	1Q’17	2Q’16
Reported Revenues	$1,801	$1,722	$1,729
Impact of FX Translation	—	14	14
Revenues in Constant Dollars	$1,801	$1,736	$1,743

Reported Expenses	$1,185	$1,180	$1,146
Impact of FX Translation	—	11	9
Expenses in Constant Dollars	$1,185	$1,191	$1,155

Note:      Totals may not sum due to rounding.

(1)   Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Appendix C

($ in millions)	6/30/2017(1)	3/31/2017(2)	6/30/2016

Citigroup Common Stockholders’ Equity(3)	$210,950	$208,907	$212,819
Add: Qualifying noncontrolling interests	143	133	134
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(4)	(445)	(562)	(149)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(5)	(291)	(173)	574
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(6)	21,589	21,448	21,854
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,587	4,738	5,358
Defined benefit pension plan net assets	796	836	964
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	20,832	21,077	22,942
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(7)	8,851	9,012	6,876

Common Equity Tier 1 Capital (CET1)	$155,174	$152,664	$154,534

Risk-Weighted Assets (RWA)	$1,189,490	$1,191,463	$1,232,856

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	13.0%	12.8%	12.5%

Note:                  Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework for June 30, 2017 and U.S. Basel III Advanced Approaches framework for periods prior to June 30, 2017. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment. Citigroup’s risk-based capital ratios, which reflect full implementation of the U.S. Basel III rules, are non-GAAP financial measures.

(1)                                 Preliminary.

(2)                                 In March 2017, the FASB issued Accounting Standards Update 2017-08, Premium Amortization on Purchased Callable Debt Securities (ASU 2017-08), which revises existing U.S. GAAP by shortening the amortization period for premiums on certain purchased callable debt securities to the earliest call date, rather than the contractual life of the security. During the second quarter of 2017, Citi early adopted ASU 2017-08 on a modified retrospective basis effective January 1, 2017, resulting in a $156 million net reduction of Citi’s stockholders’ equity. Prior periods’ regulatory capital ratios, book value and tangible book value per share have been restated, although the retrospective application was immaterial to these ratios and amounts.

(3)                                 Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(4)                                 Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(5)                                 The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(6)                                 Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(7)                                 Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.  For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($ in millions)	6/30/2017(1)	3/31/2017(2)	6/30/2016

Common Equity Tier 1 Capital (CET1)	$155,174	$152,664	$154,534

Additional Tier 1 Capital (AT1)(3)	19,913	19,791	19,493

Total Tier 1 Capital (T1C) (CET1 + AT1)	$175,087	$172,455	$174,027

Total Leverage Exposure (TLE)	$2,418,375	$2,372,333	$2,326,929

Supplementary Leverage Ratio (T1C / TLE)	7.2%	7.3%	7.5%

Note:     Citi’s Supplementary Leverage Ratio and related components reflect full implementation of the U.S. Basel III rules.

(1)          Preliminary.

(2)          See footnote 2 in Appendix C

(3)          Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities

Appendix E

($ and shares in millions, except per share amounts)	6/30/2017(1)	3/31/2017(2)	6/30/2016
Total Citigroup Stockholders’ Equity	$230,019	$227,976	$231,888
Less: Preferred Stock	19,253	19,253	19,253
Common Stockholders’ Equity	$210,766	$208,723	$212,635
Less:
Goodwill	22,349	22,265	22,496
Intangible Assets (other than MSRs)	4,887	5,013	5,521
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	120	48	30
Tangible Common Equity (TCE)	$183,410	$181,397	$184,588

Common Shares Outstanding (CSO)	2,725	2,753	2,905

Tangible Book Value Per Share (TCE / CSO)	$67.32	$65.88	$63.53

(1)  Preliminary.

(2)  See footnote 2 of Appendix C.

(1) Citigroup’s total expenses divided by total revenues.

(2) Preliminary. Citigroup’s return on average tangible common equity (RoTCE) and RoTCE excluding deferred tax assets (DTAs) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. The amount that is excluded from average tangible common equity represents the average net DTAs excluded for purposes of calculating Citigroup’s Common Equity Tier 1 (CET1) Capital under full implementation of the U.S Basel III rules. For the components of the calculation, see Appendix A.

(3) Preliminary. Citigroup’s CET1 Capital ratio, which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C.

(4) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR), which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix D.

(5) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

(6) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(7) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices A and B.

(8) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues. Results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures.